Exhibit 5.1
[LETTERHEAD OF MCCANN FITZGERALD]

APL/2178607	13 October 2010
Private and Confidential
Allied Irish Banks, p.l.c.
Bankcentre
Ballsbridge
Dublin 4
Ireland
Allied Irish Banks, p.l.c. — Contingent Mandatorily Exchangeable Notes due November 15, 2010 Mandatorily Exchangeable for Shares of Common Stock of M&T Bank Corporation
Dear Sirs
We have acted as legal advisers to Allied Irish Banks, p.l.c. (the “Company”) as to Irish law in connection with the issue of the Notes by the Company. We have taken instructions solely from the Company and are qualified to give this legal opinion under Irish law on the basis, under the assumptions and subject to the reservations and qualifications set out below.
1.	Basis of opinion

1.1	This Opinion is addressed to the Company and is delivered in connection with the registration statement on Form F-3 as filed with the United States Securities and Exchange Commission (the “SEC”) on 2 June 2008 (the “Registration Statement”) and the prospectus supplement relating to the Notes filed with the SEC on 6 October 2010 (the “Prospectus Supplement”). We have not been concerned with investigating or verifying the facts set out in the Registration Statement or the Prospectus Supplement.

1.2	This Opinion is confined to and given on the basis of Irish law as currently applied by the Irish courts and is governed by and is to be construed in accordance with Irish law. We have made no independent investigation and do not express or imply any opinion as to the laws of any other jurisdiction and we have assumed, without enquiry, that there is nothing in the laws of any such other jurisdiction which would or might affect our opinion as stated herein.

1.3	This Opinion is limited strictly to the matters stated herein and is not to be read as extending, by implication or otherwise, to any other matters. In particular:
(a)	we give no opinion as to matters of fact or taxation or in relation to the Company’s title to the M&T Common Stock (as defined in the terms and conditions of the Notes (as defined in paragraph 1.8 below)) or any other property for which the Notes are exchangeable or any security or other such rights expressed or intended to be created under or pursuant to or in connection with the Supplemental Indenture or the Notes;

(b)	we express no advice on the contractual terms of any document other than by reference to the legal character thereof and the effectiveness and enforceability of such terms under the laws of Ireland;

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(c)	we express no opinion as to the existence or validity of, or the title of any person to, any assets which are or purport to be transferred or otherwise dealt with under the Supplemental Indenture or the Notes or as to whether it or they are capable of being so dealt with free of any equities or of any security rights or interests which may have been created in favour of any other person; and

(d)	we express no opinion as to the priority or ranking of any security or other such rights expressed or intended to be created under or pursuant to the Supplemental Indenture or the Notes.
1.4	We have examined:
(a)	the Registration Statement and the Prospectus Supplement;

(b)	the indenture dated 2 June 2008 between the Company and Bank of New York Mellon (the “Trustee”) (the “Base Indenture”) and the supplemental indenture dated 13 October 2010 between the Company and the Trustee (the “Supplemental Indenture”);

(c)	the underwriting agreement dated 6 October 2010 between the Company, Citigroup Global Markets Inc. and Morgan Stanley & Co. Incorporated (together the “Underwriters”) (the “Underwriting Agreement”);

(d)	the Global Notes evidencing the Notes;

(e)	minutes (certified by the Company Secretary) of a meeting of the board of directors of the Company (the “Board”) held on 1 June 2010 and of meetings of a committee meeting of the Board held on 27 September 2010, 4 October 2010 and 6 October 2010; and

(f)	the circular and notice of extraordinary general meeting dated 11 October 2010 from the Company to its shareholders for the purpose of considering and, if thought fit, passing an ordinary resolution (the “Resolution”) to approve the proposed disposal of the Company’s shareholding in M&T Bank Corporation (the “Circular”).
1.5	In giving this Opinion we have relied upon the accuracy and completeness of a certificate of a director of the Company given on 13 October 2010 (the “Company Certificate”). This opinion is expressly given upon the terms that no further investigation or diligence whatsoever in respect of any matter referred to in the Company Certificate is required of us by you. We have also assumed that no circumstances or events have occurred since the relevant date on which the Company Certificate was given (none having been brought to our attention) that would cause us to cease to rely upon the Company Certificate.

1.6	In giving this Opinion, we have also relied on the results of searches (the “Searches”) against the Company on 13 October 2010 in the Companies Registration Office, Dublin (“CRO”) and in the Judgements Office and the Petitions Section of the Central Office of the High Court, Dublin, upon the terms that no further investigation or diligence whatsoever in respect of any matter referred to in the Searches is required of us by you.

1.7	We have not examined any other drafts and/or copies of contracts, documents or other instruments entered into by or affecting the Company or any other person and any other corporate or other records of the Company or any other person, other than as stated in this Opinion. We have not reviewed any provisions of the Trust Indenture Act (as defined in the Base Indenture).

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1.8	Notes, whether in global or definitive form to be issued by the Company as described in the Prospectus Supplement, the form of such notes being set out in Exhibit A to the Supplemental Indenture, are referred to in this Opinion as “Notes” and the holders of such Notes are referred to as “Noteholders”.

1.9	The headings in this Opinion are for aid of reference only and are not to be used in construing this Opinion.

2.	Assumptions

We have assumed (without any responsibility on our part if any assumption proves to have been untrue or incorrect as we have not independently verified any assumption):

Authenticity and Completeness
(a)	the genuineness of all signatures and seals upon any original document furnished to us;

(b)	the authenticity of all documents sent to us as originals and the conformity to original documents of all copy (including electronic copy) documents examined by us;

(c)	the completeness and conformity to the originals of all copy or faxed documents of any kind furnished to us;

(d)	that the copies produced to us of minutes of meetings are true copies and correctly record the proceedings at such meetings; any meetings referred to in such copies were duly convened and held; at all times during such meetings there were sufficient persons present to ensure a quorum; those present at any such meetings acted bona fide and were present and voted throughout; all resolutions set out in such copies were duly passed; and no further resolutions have been passed or corporate or other action taken which would or might alter the effectiveness thereof;
Searches
(e)	the accuracy and completeness of the results of the Searches, that the information disclosed by the Searches was up to date and that the information contained therein has not, since the date and time the Searches were made, been altered and that there was no information which had been delivered for registration or filing and which did not appear in the relevant records or files at the time of the Searches;

(f)	the accuracy and completeness of the statements contained in the Company Certificate and the documents annexed thereto and all representations, certificates and information given to us by or on behalf of the Company in reply to any enquiries we have made which we have considered necessary for the purpose of giving this opinion;
Bona fide/Arm’s length
(g)	that the Supplemental Indenture and the Notes have been entered into by the Company in good faith for bona fide commercial purposes, on arm’s length terms, without any intention to prefer any creditor over any other creditor, without any fraudulent purpose and for the benefit of each party thereto and are in those parties’ respective commercial interest and for their respective corporate benefit;
Governing Law and Foreign Law

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(h)	that the Supplemental Indenture will constitute valid, binding and enforceable obligations of the partiers thereto under the laws of the State of New York by which law the Supplemental Indenture is expressed to be governed;

(i)	that no law of any jurisdiction outside Ireland would render the execution, authentication, delivery or issue of the Supplemental Indenture or the Notes illegal, ineffective or contrary to public policy and that, insofar as any obligation under the Supplemental Indenture or the Notes is performed in, or is otherwise subject to, any jurisdiction other than Ireland, its performance will not be illegal, ineffective or contrary to public policy by virtue of the law of that jurisdiction;

(j)	that there are no agreements, contracts or arrangements in existence between the parties (or any of them) to the Supplemental Indenture and/or the Notes which in any way amend, add to or vary the terms of the Supplemental Indenture and/or the Notes in the form we have reviewed them, or the respective rights and interests of the parties thereto;
Financial Transfers
(k)	that the transactions and other matters contemplated under the Supplemental Indenture or otherwise in connection with the Notes are not and will not be affected by orders imposing restrictions on financial transfers made by the Minister for Finance under the Financial Transfers Act, 1992 and/or under the European Communities Act, 1972. Regulations and orders which have been made under such Acts and Regulations that are in effect as of the date of this Opinion impose restrictions on financial transfers involving residents of certain countries and certain named individuals and entities arising from the implementation in Ireland of United Nations and EU sanctions;

(l)	that each of the Supplemental Indenture and the Notes has been duly authorised, executed and delivered by the parties thereto (other than the Company) under all applicable laws and in all applicable jurisdictions (other than Ireland), and that all approvals, filings and other steps necessary under all applicable laws in order to permit the execution, delivery or performance of the Supplemental Indenture and the Notes or to perfect, protect or preserve any of the interests created by the Supplemental Indenture and the Notes, have been obtained, made or done or will be obtained, made or done within the period permitted by those laws, in each case other than any such actions required under the applicable laws of Ireland;

(m)	that all obligations under the Supplemental Indenture and the Notes are valid, binding upon, and enforceable against, the respective parties thereto as a matter of all relevant laws (other than the laws of Ireland), most notably the State of New York law as the expressed governing law; that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on the foregoing; and the creation of any security or other interest in any assets the subject thereof, will, upon execution and, where relevant, delivery of the Supplemental Indenture and the Notes, be effective (other than under the laws of Ireland);
Parties other than the Company
(n)	that each Noteholder, each of the parties to the Supplemental Indenture and/or the Notes and each party for whose benefit the Supplemental Indenture and/or the Notes are or will be expressed or intended to inure (in each case, other than the Company) as applicable:

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(i)	has been duly incorporated and is validly existing and has the necessary power, authority and capacity to acquire a Note, to enter into the Supplemental Indenture or to take the benefit of the Supplemental Indenture and/or the Notes which is expressed or intended to be for that party’s benefit, and to perform its obligations thereunder under the laws of the jurisdiction under which it is constituted;

(ii)	has complied with and will comply with all the laws and regulations applicable to the transactions contemplated by the Notes and/or the Supplemental Indenture and has obtained or, as appropriate, will obtain all governmental and other consents, licences and approvals required for the execution and performance thereof by the laws of the jurisdiction under which the same is to be performed, and that (except in the case of the Company) the Supplemental Indenture and, where relevant, the Notes have been or will be duly executed by it or on its behalf by a person or persons duly authorised to do as on its behalf and duly delivered in accordance with the laws of the jurisdiction under which it is constituted;
No Insolvency
(o)	that the Company is not, and will not become as a result of its entry into or performance of the Notes and/or the Supplemental Indenture, insolvent or unable to pay its debts or deemed to be so under any applicable statutory provision, regulation or law;
No Public Offering/Listing
(p)	that, other than in circumstances which do not constitute an offer to the public within the meaning of Directive 2003/71/EC or the Companies Acts 1963 to 2009, no person has offered or sold and no person will offer or sell, in Ireland by means of any document or other means of visual reproduction (including electronic form), any of the Notes;

(q)	that no application has been made to admit the Notes to trading on any regulated market or to listing on any stock exchange in Ireland within the meaning of Directive 2003/71/EC;

(r)	that the Notes will not be offered or sold otherwise than in accordance with the selling restrictions set out under “Plan of Distribution” in the Base Prospectus and in “Underwriting” in the Prospectus Supplement; and

(s)	that the Company has good title to the assets which are purported to be dealt with by it under the Supplemental Indenture and the Notes.
3.	Reservations/Qualifications

Our Opinion is subject to the following reservations and qualifications:
(1)	The description of obligations as “binding” or “enforceable” refers to the legal character of the obligations in question, i.e. that they are of a character that Irish law recognises and enforces. It does not mean that the obligations will be enforced in all circumstances in accordance with their terms or that any particular remedy will be available. Equitable remedies, such as specific performance and injunctive relief, are at the discretion of the court and may not be available. Furthermore, the court may

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not allow termination of an agreement or acceleration of amounts payable under an agreement where an event of default occurs that it considers immaterial. More generally, in any proceedings to enforce the provisions of any document, the Irish courts may require that the party seeking enforcement acts with reasonableness and good faith.

(2)	Enforcement may also be limited as a result of (i) the provisions of Irish law applicable to contracts held to have become frustrated by events happening after their execution; (ii) any breach of the terms of the relevant document by the party seeking to enforce the same; and (iii) applicable statutes of limitation.

(3)	The obligations of the Company are subject to all insolvency, bankruptcy, liquidation, reorganisation, moratorium, court protection (including the provisions for the appointment of an examiner in the Companies (Amendment) Act, 1990, as amended (the “1990 Act”)), trust schemes, preferential creditors, fraudulent transfer and other similar laws affecting creditors’ rights generally. Ireland has not adopted the UNCITRAL Model Law on cross border insolvency. There is no other agreement or treaty of co-operation between Ireland and the United States regarding the recognition of insolvency procedures between the jurisdictions.

(4)	Any judgment of the Irish courts for monies due under the Documents and/or the Notes may be expressed in a currency other than euro but the order may issue out of the Central Office of the Irish High Court (the “High Court”) expressed in euro by reference to the official rate of exchange prevailing on or very shortly before the date of application for judgment. In addition, in a winding-up in Ireland of an Irish incorporated company, all foreign currency claims must be converted into euro for the purposes of proof. The exchange rate to be used to convert foreign currency debts into euro for the purposes of proof in a winding-up is the spot rate as of, in the case of a compulsory winding-up, either the date of commencement of the winding-up (presentation of the petition for winding-up or earlier resolution for winding-up) or of the winding-up order and, in the case of a voluntary winding-up, the date of the relevant winding-up resolution.

(5)	Currency indemnity and similar obligations may not be enforceable in all circumstances.

(6)	Provisions imposing additional interest or other obligations in the event of breach or default, or of payment or repayment being made other than on an agreed date, may be unenforceable to the extent that they are subsequently adjudicated to be penal in nature.

(7)	Provisions that calculations, certifications or acknowledgements are to be conclusive and binding will not necessarily exclude the possibility of such calculations, certifications or acknowledgements being reviewed or amended by the Irish courts.

(8)	To the extent that a document vests a discretion in any party, or provides for any party determining any matter in its opinion, the exercise of such discretion and the manner in which such opinion is formed and the grounds on which it is based may be the subject of an enquiry and review by the Irish courts.

(9)	An Irish court may refuse to give effect to an obligation to pay costs arising from unsuccessful litigation brought against that party and may not award by way of costs all of the expenditure incurred by a successful litigant in proceedings before that court.

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(10)	Claims against the Company may be or become the subject of defences of set-off or counterclaim, and waivers of any defences available to the Company may not be effective in all circumstances.

(11)	Where an obligation is to be performed in a jurisdiction outside Ireland, it may not be enforceable in Ireland to the extent that performance would be illegal under the law of that jurisdiction.

(12)	Notwithstanding any provision of the Supplemental Indenture or the Notes to the contrary, they may be capable of being amended by oral agreement or conduct of the parties.

(13)	The failure of the Searches to reveal evidence that the Company has passed a voluntary winding-up resolution, that a petition has been presented or order made by a court for the winding-up of, or appointment of an examiner to the Company or that a receiver or similar officer has been appointed in relation to any of its assets or revenues is not conclusive proof that no such event has occurred, in particular:
(a)	the Searches may not have revealed whether a petition for winding-up or the appointment or any examiner had been presented;

(b)	notice of a resolution passed, a winding-up order made or the appointment of a receiver or examiner may not have been filed at the CRO immediately; and

(c)	the position may have changed since the time the Searches were made.
(14)	The effectiveness of terms in the Supplemental Indenture or the Notes exculpating a party from a liability or a legal duty otherwise owed are limited by law.

(15)	Provisions for severance of provisions due to illegality, invalidity or unenforceability thereof may not be effective, depending on the nature of the illegality, invalidity or unenforceability in question.

(16)	Any indemnity in respect of or undertaking to pay Irish stamp duty contained in the Supplemental Indenture or the Notes may be void under section 131 of the Stamp Duties Consolidation Act, 1999.

(17)	Claims may become barred under relevant statutes of limitation if not pursued within the time limited by such statutes.

(15)	We express no opinion as to the accuracy, completeness, reasonableness or fairness of any statements (including statements of opinion) in the Prospectus Supplement or the Base Prospectus or as to whether or not all material information is included therein.

(16)	Under section 21 of the Central Bank Act, 1971 (as amended), the Central Bank and Financial Services Authority of Ireland (the “Financial Regulator”) may, in certain circumstances, give a written direction to an Irish licensed bank to suspend for such period, not exceeding 6 months (this period is capable of extension by application to the High Court), as shall be specified in the direction, the making of payments which have not been authorised by the Financial Regulator. The circumstances in which a direction may be given include where the Financial Regulator is satisfied that the bank has become or is likely to become unable to meet its obligations to its creditors. Whilst such a direction is in force:

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(i)	winding up proceedings may not be initiated in relation to the bank,

(ii)	a receiver over the property of the bank may not be appointed, and

(iii)	the property of that bank may not be attached, sequestered or otherwise distrained, without the prior approval of the High Court. The High Court may also make such order as may appear to it to be necessary, including an order directing any person holding money or other assets of the bank not to dispose of those assets except as specified in the order. Similar provisions are contained in the European Communities (Markets in Financial Instruments) Regulations 2007, which are applicable to Irish licensed banks when providing investment services. The making of a direction may limit the enforcement against the Company of rights under the Supplemental Indenture and/or the Notes.
(17)	In a winding-up in Ireland of an Irish-incorporated company, the winding up proceedings (including matters such as the proof and ranking of debts and liabilities in the winding-up) will be governed by Irish law.

(18)	In relation to any debt due to a party, such debt may be attached by the Irish Revenue Commissioners in order to discharge any liabilities of that party in respect of outstanding tax.
4.	Opinion

On the basis described in Section 1 above, under the assumptions set out in Section 2 above and subject to the qualifications and reservations set out in Section 3 above and to any matters not disclosed to us, we are of the opinion as follows:
(1)	due incorporation — The Company is duly incorporated and, based on the Searches, is validly existing as a public limited company having a share capital under the laws of Ireland. The Searches do not disclose that any steps have been taken to appoint a receiver or examiner of the Company or its assets or to wind up the Company. The Company is incorporated for an indefinite period, is a separate legal entity and is subject to suit in its own name.

(2)	corporate capacity — The Company has full legal capacity to enter into and deliver the Supplemental Indenture and to issue the Notes and to undertake and perform the obligations assumed by it under the Supplemental Indenture and the Notes.

(3)	corporate authorisation — All necessary corporate action has been taken by the Company to authorise the entry into, delivery and performance of the Supplemental Indenture and the Notes.

(4)	due execution — The Supplemental Indenture and the Notes have been duly executed by or on behalf of the Company.

(5)	valid and binding — The Supplemental Indenture constitutes legal, valid, binding and enforceable obligations of the Company. Upon (i) the authentication of the Notes and the due delivery by the Company of the Notes in accordance with the terms of the Supplemental Indenture and (ii) delivery to and payment for the Notes by the Underwriters in accordance with the terms of the Underwriting Agreement, the Notes will constitute legal, valid, binding and enforceable obligations of the Company.

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(6)	no breach of constitutional documents/applicable laws — The execution and delivery by the Company of the Supplemental Indenture, the issue by the Company of the Notes and the performance by the Company of its obligations under the Supplemental Indenture and the Notes will not contravene:
(i)	any existing applicable law, statute or regulation of general application in Ireland to which the Company is subject; or

(ii)	any provision of the Company’s Memorandum and Articles of Association.
We hereby consent to the filing of this Opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement. In addition, we consent to references to us in the prospectus forming a part of the Registration Statement under the heading “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the US Securities Act of 1933, as amended, and the rules and regulations thereunder.
Yours faithfully
/s/ McCann FitzGerald